Exhibit 10.82

Andrew Phillipps

21 September 2004

Dear Andrew

TERMS AND CONDITIONS OF EMPLOYMENT

The following Terms and Conditions of Employment apply to your employment with Active Hotels Limited (“the Company”) as at the date of issue.  They are given to you pursuant to s.1 Employment Rights Act 1996.

1.             Date of Commencement

Your employment under this Contract commenced on 21 September 2004 and will continue until terminated in accordance with paragraph 15 below.  Your period of continuous employment with the Company commenced on 1 October 1999.

2.             Duties

2.1           You are employed as a Chief Executive Officer in which capacity during working hours you shall devote all your time, attention and skill to your duties of employment. You shall faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to you by the Company.

2.2           You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities.

2.3           You shall obey the reasonable and lawful orders of the Board, given by or with the authority of the Board, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

2.4           The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Associated Company where such duties or services are of a similar status to or consistent with your position with the Company.  The Company may at its sole discretion assign your employment to any Associated Company on the same terms and conditions as set out, or referred to, in this letter.

3.             Hours of Work

3.1           Normal working hours are Monday to Friday 9.00am to 5.00pm including one hour for lunch.  However, the Company reserves the right to change your start and finish times and the days upon which you work.

3.2           You may also be required to work additional hours by way of overtime either as and when requested to do so by the Company or when the proper performance of your work so requires.  You will not be entitled to be paid extra remuneration for any such additional hours worked in excess of your basic weekly hours.

4.             Place of Work

4.1           Your place of work is the Company’s premises located at Cambridge, England, with occasional work to be carried out in London, England. However you may be required to work at any other premises which the Company currently has or may later acquire in the United Kingdom.

4.2           You may also be required to undertake reasonable levels of travel within the UK and abroad for the performance of your duties.

5.             Remuneration, Expenses and Deductions

5.1           Your basic salary is £110,000 per annum (or such higher sum as the Company may subsequently determine and notify to you) payable by credit transfer monthly in arrears, less tax and NI contributions. Although the Company will review your basic salary annually, you have no entitlement to a salary increase in any year.

5.2           You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to your producing receipts in respect of such expenses when requested by the Company, and subject to your compliance with the Company’s rules and policies relating to expenses.

5.3           The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration hereunder any monies properly due from you to the Company including but not limited to any outstanding loans, advances, relocation expenses, training costs, the cost of repairing any damage or loss to the Company’s property caused by you (and of recovering the same), any sums due from you under paragraph 6.2 below and any other monies owed by you to the Company.

5.4           The Executive shall also be entitled to receive by way of further remuneration a bonus of up to £40,000 per annum subject to reasonable performance targets being met and calculated in accordance with a formula to be set in advance and decided upon at the sole discretion of the Board, following discussion with the Executive.  The bonus entitlement, calculation and payment thereof shall be agreed on a six monthly basis.

6.             Holidays

6.1           In addition to the Public holidays normally applicable in England, you are also entitled to 25 working days’ paid holiday in each complete calendar year.  The Company’s holiday year is from 1 January to 31 December.

6.2           On the commencement and termination of your employment, you will be treated as having accrued holiday on a pro rata basis of 2 days’ holiday for each complete month of service in that holiday year calculated by reference to your first or last date at work (as appropriate).  If, on the termination of your employment, you have exceeded your accrued holiday entitlement, this excess will be deducted from any sums due to you.  If you have holiday entitlement still owing the Company may, at its sole discretion, require you to take all or part of your outstanding holiday during your notice period or to pay you a sum in lieu of accrued holiday.

6.3           You must obtain the prior approval of the Board before booking holiday dates.  Not more than two weeks may be taken at any one time, save at the Board’s discretion.

6.4           Holiday entitlement for one holiday year must be taken in the same holiday year.  Failure to do so will result in forfeiture of any such accrued holiday not taken unless you obtain prior consent from the Board for excess holiday to be carried over to the following holiday year.  In that case, any rolled-over holiday undertaken by 31 March of the following year, shall be forfeited.

7.             Sickness

7.1           If you are absent from work due to sickness or other medical incapacity, the Company will continue to pay your normal salary (“Company sick pay”) up to a maximum of 130 working days (whether consecutive or not) if any period of 12 consecutive months.  Thereafter you shall continue to be paid Company Sick pay or salary only at the discretion of the Board.

7.2           Company sick pay is inclusive of any Statutory Sick Pay (“SSP”) to which you may be entitled, and will be based on your normal salary less any State benefits claimable by you on account of your sickness or injury, less normal deductions for tax and NI contributions etc.

7.3           After your Company sick pay is exhausted, you will continue to receive SSP when you qualify for it under the prevailing legislation.  Where Company sick pay and SSP are payable for the same day of sickness, you will receive the higher of the two sums.  Further details of the SSP Scheme are available from the HR Department.

7.4           In all cases of absence you must notify the Company on the first morning of your absence, giving the reason for the absence and its anticipated duration.  If you are sick or otherwise medically incapacitated for more than seven consecutive days, then a medical certificate (signed by a doctor) must be produced to the Company.  Thereafter medical certificates should be submitted regularly to cover the full period of absence.  On each occasion a medical certificate expires and you do not anticipate you will be returning to work, you must notify the Company on the first morning following the expiry of the medical certificate.

7.5           You are also required to complete the Company’s Absence Notification Form for all absences (regardless of duration) and submit it to the HR Department.

7.6           The Company reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

7.7           Your entitlement to Company sick pay and SSP are subject to the Company’s right to terminate your employment in accordance with paragraph 16 below and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).

8.             Pension and other benefits

The Company does not operate an occupational pension scheme in respect of your employment and there is therefore no contracting-out certificate in force in relation to the State Earnings Related Pensions Scheme.

9.             Confidential Information

9.1           You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after its termination directly or indirectly

(a)           use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)           disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or any of its Associated Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers and other persons.

9.2           You shall not at any time during the continuance of your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s or any Associated Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

9.3           The obligations contained in paragraph 9.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorised disclosure.

10.           Exclusivity of Service

10.1         You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times.

10.2         You must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organisation where this is, or is likely to be, in conflict with the interests of the Company or its Associated Companies or where this may adversely affect the efficient discharge of your duties. However this does not preclude your holding up to 5% of any class of securities in any company which is quoted on a recognised Stock Exchange.

11.           Receipt of Payments and Benefits from Third Parties

Subject to any written regulations issued by the Company which may be applicable, neither you nor your Immediate Relatives, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company and if you, your Immediate Relatives or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit you will forthwith account to the Company or the relevant Associated Company for the amount received or the value of the benefit so obtained.

12.           Copyright, Inventions and Patents

12.1         All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

12.2         You hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in you (whether before, on or after the date hereof) in connection with your authorship of any copyright works in the course of your employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

12.3         You and the Company acknowledge the provisions of Sections 39 to 42 of the Patents Act 1977 (“the Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively.  If you make any inventions that do not belong to the Company under the Act, you agree that you will forthwith license or assign (as determined by the Company) to the Company your rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them.  The Company will pay to you such compensation for the licence or assignment as the Company will determine in its absolute discretion, subject to Section 40 of the Act.

13.           Disciplinary/Grievance Procedure

13.1         If you are unhappy about any aspect of your employment with the Company you should raise the matter at first instance with a member of the Board.  If you are still unhappy you should take up the grievance with the entire Board whose decision shall be final within the Company.

13.2         A copy of the disciplinary procedure relating to your employment can be obtained from the HR department.

14.           Collective Agreements

There are no collective agreements applicable to your employment.

15.           Termination of Employment

15.1         Subject to paragraphs 15.2 and 15.3 below, your contract of employment is terminable by 6 months written notice of termination from either party to the other.

15.2         The Company reserves the right to terminate your contract without notice, or pay in lieu of notice, if it has reasonable grounds to believe you are guilty of gross misconduct, gross negligence or in material breach of one of the terms of your employment. Examples of gross misconduct can be obtained from the HR Department.

15.3         Your employment with the Company will terminate automatically and by mutual consent on the date upon which you reach the age of 60, which is the normal retirement age within the Company.

15.4         You agree that the Company may at its absolute discretion make a payment or payments representing salary in lieu of any notice of termination of employment which you or the Company is required to give.  For the avoidance of doubt, such payment or payments shall be less deductions for tax and NI contributions and shall include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to you had you been employed until the expiry of your notice entitlement under Clause 15.1 above.

15.5         The Company reserves the right to require you not to attend at work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your basic salary and contractual benefits whilst you remain employed by the Company.

15.6         On termination of your employment, you must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated

Companies (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in your possession or under your control.  You must, if so required by the Company, confirm in writing that you have complied with your obligations under this paragraph 15.6.

15.7         The Company shall have the right to suspend you on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss you summarily.

16.           Restrictions on Termination of Employment

16.1         You hereby agree that you shall not (without the prior consent in writing of the Company) for a period of 6 months immediately following the Relevant Date within the UK and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company directly or indirectly (a) be employed or engaged in, or (b) perform services in respect of, or (c) be otherwise concerned with:-

16.1.1

the research into, development or provision of any online or call centre accommodation booking or reservation services (including but not limited to technical and product support, or consultancy or customer services); and

16.1.2

the research into, development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the 12 months preceding the Relevant Date PROVIDED ALWAYS that the provisions of this paragraph 16.1.2 shall apply only in respect of services with which you were either personally concerned or for which you were responsible whilst employed by the Company during the 12 months immediately preceding the Relevant Date

PROVIDED THAT this paragraph 16.1 shall not apply if your employment is terminated by reason of redundancy (as defined in the Employment Rights Act 1996).

16.2         You hereby agree that you will not for a period of 12 months immediately following the Relevant Date, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (a) solicit, or (b) assist in soliciting, or (c) accept, or (d) facilitate the acceptance of, or (e) deal with, in competition with the Company the custom or business of any Customer or Prospective Customer :-

16.2.1

with whom you have had personal contact or dealings on behalf of the Company during the 12 months immediately preceding the Relevant Date;

16.2.2

for whom you were, in a client management capacity on behalf of the Company, directly responsible during the 12 months immediately preceding the Relevant Date.

16.3         You hereby agree that you will not for a period of 12 months immediately following the Relevant Date, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation whatsoever, directly or indirectly :-

16.3.1

(a) induce, or (b) solicit, or (c) entice or (d) procure, any person who is a Company Employee to leave the Company’s employment; or

16.3.2

be personally involved to a material extent in (a) accepting into employment or (b) otherwise engaging or using the services of any person who is a Company Employee.

16.4         You hereby agree that you will not, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly, (i) for a period of 12 months immediately following the Relevant Date and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods and services to the Company and/or to any Associated Company, for the duration of such contract or arrangement:

16.4.1

interfere with the supply of goods or services to the Company from any Supplier;

16.4.2

induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

16.5         Paragraphs 16.1 to 16.4 above and 16.7 below will also apply as though references to each Associated Company were substituted for references to the Company.  These paragraphs will, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.  The provisions of this paragraph 16 shall only apply in respect of those Associated Companies (i) with whom you have given your services, or (ii) for whom you have been responsible, or (iii) with whom you have otherwise been concerned, in the 12 months immediately preceding the Termination Date.

16.6         In relation to each Associated Company referred to in paragraph 16.5 above, the Company contracts as trustee and agent for the benefit of each such Associated Company.  You agree that, if required to do so by the Company, you will enter into covenants in the same terms as those set out in paragraphs 16.1 to 16.4 and 16.7 hereof directly with all or any of such Associated Companies, mutatis mutandis.  If you fail within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by you, to execute all such documents as are required to give effect to the foregoing, on your behalf.

16.7         The following words and expressions referred to above shall have the meanings set out below:

“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

(a)           with whom you have had material contact or dealings in performing your duties of employment; and

(b)           who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or

(c)           who was a member of the management team of the Company or any Associated Company (as applicable).

“Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

“Prospective Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

“Relevant Date” means the earlier of the Termination Date and the last day upon which you perform your duties if the Company invokes its powers under clause 15.6 of this Agreement.

“Supplier” means any person, company, business entity or other organisation whatsoever who (i) has supplied to goods or services to the Company during any part of the 12 months immediately preceding the Termination Date; or (ii) has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the 12 months following the Termination Date; or (iii) as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

“Termination Date” means the date when your employment terminates.

17.           Warranty and Undertaking

17.1         You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment, or any of them, in accordance with the terms and conditions of this letter.

17.2         You agree that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of the terms and conditions of this letter or during the continuance in force of any of the restrictions set out in paragraph 16 above, you will forthwith provide to such person, company, business entity or other organisation a full and accurate copy of the clauses of this Agreement that continue to apply after the Termination of your employment being clauses 9, 12, 15 and 16 of this Agreement.

18.           Definitions

18.1         “Associated Company” means any firm, company, corporation or other organisation:-

18.1.1

which is directly or indirectly controlled by the Company; or

18.1.2

which directly or indirectly controls the Company; or

18.1.3

which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

18.1.4

of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

18.1.5

which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

18.2         “Company” shall include the successors in title and assigns of the Company.

18.3         “Control” shall have the meaning set out in S.416 Taxes Act 1988 (as amended).

18.4         “Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

19.           Miscellaneous

19.1         This letter cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. This letter made between you and the Company, and the Working Time Regulations opt-out form of even date, constitute the entire agreement between you and the Company of the terms upon which you are employed.

19.2         The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

19.3         This letter is governed by and construed in accordance with the laws of England, and you and the Company submit to the exclusive jurisdiction of the English courts.

19.4         Paragraph headings are inserted for convenience only and will not affect the construction of this letter.

Please will you sign both copies of this letter and return the top copy to me.

Yours sincerely

/s/ Mitchell Truwit
For and on behalf of ACTIVE HOTELS LIMITED

I agree with the Terms and Conditions of my Employment as set out or referred to above.

Signed	/s/ Andrew Phillipps	Dated	21/9/2004
Andrew Phillipps

Exhibit 10.82

Andrew Phillipps

21 September 2004

Dear Andrew

THE WORKING TIME REGULATIONS 1998

I am writing to you in relation to the Working Time Regulations 1998 (“the Regulations”).  As you may be aware, the Regulations impose certain limits on the hours which employees can be required to work, and guarantee employees minimum daily and weekly rest periods.

One of the principal restrictions contained in the Regulations is that employees must not work more than an average of 48 hours per week over a 17 week period. This includes any overtime worked, irrespective of whether it is voluntary or compulsory.

Employees can choose to “opt-out” of the Regulations, and voluntarily agree to work, where necessary, more than 48 hours per week.  I am therefore writing to you to ask whether you would be prepared to agree to opt-out of the 48 hour limit.  If you agree to opt-out this will not mean that the Company will insist that your hours exceed the 48-hour average limit.  The Company will, of course, continue to ensure that your working hours are not excessive for health and safety reasons.

If you are happy to opt-out please sign, date and return the attached Opt-Out Agreement.  Your other entitlements under the Regulations will be not be affected.

You will see from the attached Agreement that you are entitled to terminate the Opt-Out Agreement by giving 4 weeks’ notice in writing to the Board.  If you do serve notice to “opt-in”, the Company will then be obliged to comply with the 48-hour maximum immediately following the end of that notice period.

I should emphasise that you are not obliged to opt-out of the 48 hour weekly working hours limit, and indeed, apart from our ensuring that your weekly working hours are in compliance with the Regulations, no aspect of your employment with the Company will be adversely affected in the event that you decide not to opt out.

If you have any questions about this letter or the attached Opt-Out Agreement, or should you be concerned about signing the Agreement, please speak to the Board.

I would like to take this opportunity to thank you for your continued commitment to the Company.

Yours sincerely

For and on behalf of

ACTIVE HOTELS LIMITED

1

I understand that the effect of the Working Time Regulations 1998 is to limit my average working time to a maximum of 48 hours, inclusive of overtime, over a 7 day period averaged over 17 weeks.  I understand that should I not wish to work in excess of 48 hours then I will suffer no detriment, nor be treated any less favourably than any other employee.

Given these understandings I wish to dis-apply the effect of the Regulations in relation to the maximum 48 hour limit, the effect of which is to remove the 48 hour maximum limit in relation to my employment indefinitely.  For the avoidance of doubt the terms of my contract of employment referring in particular to my undertaking to work hours in addition to my contractual hours where reasonably necessary are not affected by this agreement.

Additionally I agree that should I wish to revert to the 48 hour maximum as specified in the Working Time Regulations, I will give the Company and in particular my manager a minimum of 4 weeks’ notice, in writing, of the cancellation of this agreement in order that they can make the necessary business arrangements to meet operational/customer requirements.

Signature	/s/ Andrew Phillipps
Andrew Phillipps

Date 21/9/04

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